Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini or Brett Suddreth
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Announces Net Sales and Earnings Results
For Its Fiscal 2007 Fourth Quarter and Year End
COPPELL, TEXAS, September 12, 2007 – Craftmade International, Inc. (Nasdaq: CRFT) today reported the following results for its fourth quarter and fiscal year ended June 30, 2007:
Fiscal 2007 Fourth Quarter Results
Net income for the quarter ended June 30, 2007 was $1,794,000, compared to net income of $1,923,000 for the quarter ended June 30, 2006, a decrease of 6.7%. On a fully diluted basis, net income per share was $0.34 for the quarter ended June 30, 2007, compared to $0.37 for the quarter ended June 30, 2006, a decrease of 8.1%.
Net sales for the quarter ended June 30, 2007 were $26,169,000, compared to $31,248,000 in the quarter ended June 30, 2006, a decrease of 16.3%. Fourth quarter net sales from the Craftmade segment were $15,983,000, compared to $16,542,000 for the same quarterly period last year, a decrease of 3.4%. The decrease in the Craftmade segment was primarily due to a decrease in demand for decorative ceiling fans and Accolade lighting products as a result of the weak overall housing market.
Fourth quarter net sales for the TSI segment were $10,186,000, compared to $14,706,000 for the same three month period last year, a decrease of 30.7%. The decline was due to the previously announced discontinuance of indoor and outdoor lighting direct import sales and lower sales of portable lamps and accessories.
For the quarter ended June 30, 2007, gross profit as a percentage of net sales was 30.2%, compared to 30.6% for the same quarter last year, a decrease of 0.4%. The decrease was driven by lower gross margins for the TSI segment where gross profit as a percentage of net sales was 22.8% for the quarter, versus 25.7% in the prior year quarter, a decrease of 2.9%. The decrease primarily resulted from reduced amounts set aside for vendor programs in the fourth quarter of the previous fiscal year.
Gross profit as a percentage of net sales of the Craftmade segment was 34.9% for the current fiscal year quarter, compared to 35.0% in the prior year period.

Press Release
Craftmade International, Inc.
September 12, 2007

Selling, general and administrative (“SG&A”) expenses for the quarter ended June 30, 2007 were $5,449,000 or 20.8% of net sales, compared to $5,203,000 or 16.7% of net sales in the prior year quarter. The increase was driven by higher advertising, salaries and consulting fees, including costs associated with the exploration of strategic alternatives.
Minority interests were $282,000 for the quarter ended June 30, 2007, compared to $1,234,000 for the same period in the previous year. The decrease resulted from the acquisition of Marketing Impressions which increased the Company’s effective ownership of PHI to 100% and lower profits associated with Design Trends.
For the quarter ended June 30, 2007, the Company recorded an income tax benefit of $163,000, compared to a charge of $843,000 for the quarter ended June 30, 2006. The income tax benefit primarily resulted from a reduction in amounts set aside for tax contingencies.
Fiscal Year 2007 Consolidated Results
Net income for the current fiscal year was $5,911,000, compared to net income of $7,100,000 for the 2006 fiscal year, a decrease of 16.7%. On a fully diluted basis, net income per share was $1.14 for the 2007 fiscal year, compared to $1.36 for the 2006 fiscal year, a decrease of 16.2%. Weighted average diluted shares outstanding for the current fiscal year were 5,206,000, versus 5,211,000 for the 2006 fiscal year.
Net sales for the fiscal year were $103,350,000, compared to $118,054,000 reported in the last fiscal year, a decrease of 12.5%.
“Overall, we were not pleased with our earnings for the year, but we were pleased with our efforts to mitigate some of the downward pressure from the challenging housing market by continuing to execute our business strategy focused on long-term growth, including the expansion of our current product lines,” commented James R. Ridings, Craftmade’s Chairman and Chief Executive Officer. “During the year we introduced the new Durocraft accessory line of clocks and weather gauges which helped us open a new distribution channel through independent lawn and garden centers. We also introduced ten new ceiling fans in addition to a new chandelier lighting line. We were also able to regain previously lost distribution to a large retail customer. Despite the difficulties we have faced with the housing market, we continued to gain market share in several targeted product lines.”
Gross profit of the Company as a percentage of net sales increased to 31.2% for fiscal year 2007, compared to 30.0% in fiscal year 2006.
Total SG&A expenses of the Company were $21,151,000 or 20.5% of net sales for the fiscal year ended June 30, 2007, compared to $19,895,000 or 16.9% of net sales for the prior year. The increase was driven by (i) higher advertising expenses for new product introductions, (ii) higher salaries and wages to remain competitive with market conditions and (iii) higher accounting, legal and consulting fees primarily as a result of the acquisition of Marketing Impressions and the Company’s exploration of strategic alternatives.

Press Release
Craftmade International, Inc.
September 12, 2007

Minority interests were $1,507,000 for the fiscal year ended June 30, 2007, compared to $3,430,000 for the same period in the previous fiscal year. The decrease resulted from the acquisition of Marketing Impressions which increased the Company’s effective ownership of PHI to 100%.
The provision for income tax was $1,482,000 or 20.0% of income before income taxes for the fiscal year ended June 30, 2007, compared to $3,266,000 or 31.5% of income before taxes for the fiscal year ended June 30, 2006. The decrease in effective rate primarily resulted from a reduction in amounts set aside for tax contingencies and anticipated refunds from lower state apportionment rates applied to prior periods.
“Although it is unclear how long the weak housing environment will last, our efforts will focus on definitive, strategic steps to mitigate the impact of market conditions and also enhance the Company’s long-term position. Despite the challenging operating conditions, our balance sheet remains strong, and we recently issued our 53rd consecutive quarterly cash dividend,” continued Mr. Ridings. “We believe that our continuing improvements in sourcing will allow us to maintain our industry leading quality, improve profit margins and offer more competitive pricing to our customers. We remain committed to our goal of growing organically and looking at potential acquisitions in order to achieve more advantageous growth objectives with the potential to expand into adjacent product categories and sales channels which will be less reliant on the overall housing environment,” concluded Mr. Ridings.
A conference call to discuss the Company’s results for the fiscal year ended June 30, 2007 is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested participants should dial 1-866-710-0179 a few minutes before the start time and reference confirmation code 179165. Additionally, a replay of the earnings conference call will be available after the completion of the call through September 21, 2007, and can be accessed by dialing 1-877-919-4059 and referencing confirmation code 179165. A webcast of the conference call can also be accessed by visiting the Company’s website at www.craftmade.com.
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories, decorative light bulbs, door chimes and ventilation systems. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 54 independent sales representatives. Through its Trade Source International subsidiary, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.
Various statements in this Press Release or incorporated by reference herein, in future filings with the SEC, in press releases, and in oral statements made by or with the approval of authorized personnel constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “may,” “will,” “should,” “could,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “forecasts,” “intends,” “potential,” “continue,” and similar words or phrases and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. These forward-looking statements include statements or predictions regarding among other items: revenues and profits; gross margin; customer concentration; customer buying patterns; sales and marketing expenses; general and administrative expenses; pricing and cost reduction activities; income tax provision and effective tax rate; realization of deferred tax assets; liquidity and sufficiency of existing cash, cash equivalents, and investments for near-term requirements; purchase commitments; product development and transitions; competition and competing technology; outcomes of pending or threatened litigation; and financial condition and results of operations as a result of recent accounting pronouncements. These forward-looking statements are based largely on expectations and judgments and are subject to a number of risks and uncertainties, many of which are beyond our control. Significant factors that cause our actual results to differ materially from our expectations are described in our Form 10-K under the heading of “Risk Factors.” We undertake no obligation to publicly update or revise these Risk Factors or any forward-looking statements, whether as a result of new information, future events or otherwise.

Press Release
Craftmade International, Inc.
September 12, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Quarterly Results Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
	(In thousands, except per share data)
Net sales	$26,169	$31,248	$103,350	$118,054
Cost of goods sold	(18,275)	(21,681)	(71,059)	(82,585)

Gross profit	7,894	9,567	32,291	35,469

Selling, general and administrative expenses	(5,449)	(5,203)	(21,151)	(19,895)
Depreciation and amortization	(203)	(146)	(799)	(594)

Total operating expenses	(5,652)	(5,349)	(21,950)	(20,489)

Income from operations	2,242	4,218	10,341	14,980

Interest expense, net	(329)	(268)	(1,441)	(1,184)
Other income	—	50	—	—

Income before income taxes and minority interests	1,913	4,000	8,900	13,796
Provision for income taxes	163	(843)	(1,482)	(3,266)

Income before minority interests	2,076	3,157	7,418	10,530
Minority interests	(282)	(1,234)	(1,507)	(3,430)

Net income	$1,794	$1,923	$5,911	$7,100

Earnings per share data:
Basic weighted average common shares outstanding	5,205	5,203	5,204	5,201
Diluted weighted average common shares outstanding	5,206	5,211	5,206	5,211

Basic earnings per common share	$0.34	$0.37	$1.14	$1.37

Diluted earnings per common share	$0.34	$0.37	$1.14	$1.36

Cash dividends declared per common share	$0.12	$0.12	$0.48	$0.48

Press Release
Craftmade International, Inc.
September 12, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME BY SEGMENT
(Unaudited)
(Dollars in thousands)

	Fiscal Year Ended			Fiscal Year Ended
	June 30, 2007			June 30, 2006
	Craftmade	TSI	Total	Craftmade	TSI	Total
Net sales	$59,925	$43,425	$103,350	$62,902	$55,152	$118,054
Cost of goods sold	(38,745)	(32,314)	(71,059)	(40,361)	(42,224)	(82,585)

Gross profit	21,180	11,111	32,291	22,541	12,928	35,469
Gross profit as a % of net sales	35.3%	25.6%	31.2%	35.8%	23.4%	30.0%

Selling, general and administrative	(14,900)	(6,251)	(21,151)	(13,449)	(6,446)	(19,895)
As a % of net sales	24.9%	14.4%	20.5%	21.4%	11.7%	16.9%

Depreciation and amortization	(548)	(251)	(799)	(575)	(19)	(594)

Total operating expenses	(15,448)	(6,502)	(21,950)	(14,024)	(6,465)	(20,489)

Income from operations	5,732	4,609	10,341	8,517	6,463	14,980

Interest expense, net	(1,416)	(25)	(1,441)	(1,104)	(80)	(1,184)
Other expenses	—	—	—	(35)	35	—

Income before income taxes and minority interests	4,316	4,584	8,900	7,378	6,418	13,796
Provision for income taxes	(1,469)	(13)	(1,482)	(2,501)	(765)	(3,266)

Income before minority interests	2,847	4,571	7,418	4,877	5,653	10,530
Minority interests	—	(1,507)	(1,507)	—	(3,430)	(3,430)

Net income	$2,847	$3,064	$5,911	$4,877	$2,223	$7,100

Press Release
Craftmade International, Inc.
September 12, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME BY SEGMENT
(Unaudited)
(Dollars in thousands)

	Three Months Ended			Three Months Ended
	June 30, 2007			June 30, 2006
	Craftmade	TSI	Total	Craftmade	TSI	Total
Net sales	$15,983	$10,186	$26,169	$16,542	$14,706	$31,248
Cost of goods sold	(10,409)	(7,866)	(18,275)	(10,749)	(10,932)	(21,681)

Gross profit	5,574	2,320	7,894	5,793	3,774	9,567
Gross profit as a % of net sales	34.9%	22.8%	30.2%	35.0%	25.7%	30.6%

Selling, general and administrative	(4,012)	(1,437)	(5,449)	(3,630)	(1,573)	(5,203)
As a % of net sales	25.1%	14.1%	20.8%	21.9%	10.7%	16.7%

Depreciation and amortization	(139)	(64)	(203)	(141)	(5)	(146)

Total operating expenses	(4,151)	(1,501)	(5,652)	(3,771)	(1,578)	(5,349)

Income from operations	1,423	819	2,242	2,022	2,196	4,218

Interest expense, net	(332)	3	(329)	(258)	(10)	(268)
Other expenses	—	—	—	1	49	50

Income before income taxes and minority interest	1,091	822	1,913	1,765	2,235	4,000
Provision for income taxes	(433)	596	163	(541)	(302)	(843)

Income before minority interests	658	1,418	2,076	1,224	1,933	3,157
Minority interests	—	(282)	(282)	—	(1,234)	(1,234)

Net income	$658	$1,136	$1,794	$1,224	$699	$1,923

Press Release
Craftmade International, Inc.
September 12, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	June 30,
	2007	2006
ASSETS
Current assets Cash	$928	$2,164
Accounts receivable, net	18,082	19,968
Inventories, net	18,076	21,085
Income taxes receivable	1,376	—
Deferred income taxes	1,251	1,252
Prepaid expenses and other current assets	1,503	822

Total current assets	41,216	45,291

Property and equipment, net	8,379	8,098
Goodwill	13,644	11,480
Other intangibles, net	1,502	169
Other assets	10	23

Total non-current assets	23,535	19,770

Total assets	$64,751	$65,061

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities
Book overdrafts	$48	$70
Accounts payable	5,903	7,544
Other accrued expenses	2,472	4,098
Current portion of long-term obligations	264	3,308

Total current liabilities	8,687	15,020

Non-current liabilities
Long-term obligations	18,938	16,204
Deferred income taxes	1,107	345
Other long-term liabilities	—	793

Total non-current liabilities	20,045	17,342

Total liabilities	28,732	32,362

Minority interests	3,495	3,662

Commitments and contingencies (Note 9)

Stockholders’ equity
Preferred stock, $1.00 par value, 2,000,000 shares authorized; nil shares issued	—	—
Common stock, $0.01 par value, 15,000,000 shares authorized; 9,704,420 and 9,703,420 shares issued, respectively	97	97
Additional paid-in capital	17,831	17,757
Retained earnings	52,722	49,309
Less: treasury stock, 4,499,920 common shares at cost	(38,126)	(38,126)

Total stockholders’ equity	32,524	29,037

Total liabilities, minority interests and stockholders’ equity	$64,751	$65,061

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